CONTACT:	Investor Relations

Suzanne Rosenberg

Vice President, Corporate Communications

201-267-8000

Financial Dynamics

Leigh Parrish/Stephanie Rich

212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS

Paramus, NJ – March 27, 2008 – Movado Group, Inc. (NYSE: MOV), today reported results for its fourth quarter and fiscal year ended January 31, 2008.

Full Fiscal Year 2008 Performance

Net sales for fiscal 2008 increased 5.0% to $559.6 million and included $31.2 million of excess discontinued product sales and a one-time accrual of $15.0 million for product returns associated with the Company’s previously announced closing of approximately 1,400 wholesale doors selling the Movado brand in the United States (see attached table for a reconciliation of GAAP to non-GAAP measures). Year-ago net sales included $16.6 million of excess discontinued product sales. Adjusting for these items recorded in both periods, net sales rose 5.2% to $543.3 million. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, and excluding the previously mentioned discontinued product sales and accrual for product returns, net sales rose 2.7%.

Adjusting for the aforementioned items in both fiscal 2008 and fiscal 2007 and unusual items recorded in fiscal 2007, gross margin expanded 150 basis points to 64.0% of sales compared to 62.5% of sales last year. Adjusted gross profit in fiscal 2008 was $347.7 million versus $322.9 million last year. Without adjustments, gross margin for fiscal 2008 and fiscal 2007 was 60.2% and 60.6%, respectively, and gross profit for those periods was $336.7 million and $322.9 million, respectively. Adjusted operating profit in fiscal 2008 was $61.8 million, or 11.4% of sales, compared to $56.1 million, or 10.9% of sales, in fiscal

2007. Without adjustments, operating profit in fiscal 2008 was $50.8 million, or 9.1% of sales, compared to $52.3 million, or 9.8% of sales, in fiscal 2007.

Net income for fiscal 2008 was $60.8 million, or $2.23 per fully diluted share, and included the following special items:

•

a $20.8 million net realized tax benefit, or $0.76 per fully diluted share, related to the resolution of a tax examination by the Internal Revenue Service and the further utilization of net operating loss carryforwards (NOLs) associated with our non-U.S. businesses partially offset by;

•	a $0.24 per fully diluted share impact related to the aforementioned accrual for product returns

Adjusting for the special items recorded in both years, net income for fiscal 2008 increased 13.1% to $46.6 million, or $1.71 per fully diluted share, compared to $41.2 million, or $1.54 per fully diluted share recorded in fiscal 2007.

Efraim Grinberg, President and Chief Executive Officer, stated, “Considering the challenging economic and retail environment in the U.S., particularly during the holiday season, we are pleased with our overall performance. In fiscal 2008, we achieved adjusted EPS growth of 11%, adjusted gross margin of 64%, and adjusted operating margin of 11.4%. These results were achieved because of our diversified business model – both geographically and from a brand portfolio perspective. Today, approximately 50% of our wholesale revenue is generated outside of the United States. With our powerful brands and strong balance sheet, we are well positioned to weather these challenging times.”

Fourth Quarter Performance

Net sales for the fourth quarter of fiscal 2008 were $138.6 million, or 2.6% below last year, and included the previously mentioned one-time accrual of $15.0 million and $8.9 million of excess discontinued product sales. Year-ago net sales included $4.4 million of excess discontinued product sales. Adjusting for these items recorded in both periods, net sales rose 4.9% to $144.6 million. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, and excluding the previously mentioned discontinued product sales and accrual for product returns, net sales rose 0.8%.

Adjusting for the aforementioned items and unusual items recorded in both periods, gross margin expanded 120 basis points to 64.3% of sales compared to 63.1% of sales last year. Adjusted gross profit in the fourth quarter of fiscal 2008 was $93.0 million versus $87.0 million last year. Without adjustments, gross margin for this year and last year was 59.0% and 61.1%, respectively, and gross profit for those periods was $81.8 million and $86.9 million, respectively. Adjusted operating profit was $14.2 million compared to $15.0 million in the year-ago period. Adjusted net income was $10.8 million, or $0.40 per fully diluted share, versus $11.4 million, or $0.42 per fully diluted share last year. Without adjustments, this year’s net income was $19.6 million, or $0.72 per fully diluted share, versus $14.0 million, or $0.52 per fully diluted share last year.

Rick Coté, Executive Vice President and Chief Operating Officer, stated, “In fiscal 2008, we significantly expanded our adjusted gross margins through new product introductions and a strong international performance. Importantly, our business remains a significant cash flow generator, with over $150 million in cash flow from operations provided over the past two years, and we possess a very strong balance sheet with a cash position of $170 million at fiscal 2008 year-end and a net cash position in excess of $100 million.”

Mr. Grinberg concluded, “We remain focused on doing the right things for the long-term success of our business, positioning ourselves today to emerge even stronger when the domestic economy begins to recover. New initiatives are in place across each of our brands for this year and we look forward to the innovative products we plan to introduce at the Basel Watch Fair in April. We are also very excited about our Movado brand strategy, which builds on the strength and aspirational appeal of the brand across all channels through product, merchandising and marketing initiatives, along with a more streamlined distribution – ultimately increasing productivity in remaining locations.”

Share Repurchase Program

During the fourth quarter of fiscal 2008, the Company initiated a share repurchase program to buyback up to one million shares of the Company’s common stock to reduce or eliminate earnings per share dilution caused by the shares of common stock issued upon the exercise of stock options and in connection with other equity based compensation plans. As of March 27, 2008, the Company had repurchased 599,207 shares of its common stock at an average cost of $19.30 per share.

Fiscal 2009 Guidance

Movado Group projects fiscal 2009 net sales will be in the range of $555 million to $565 million. The Company maintains its diluted earnings per share guidance of approximately $1.65 to $1.72, based on a projected tax rate of 24%. This guidance reflects a more cautious outlook on the U.S. economic environment, which the Company believes could be offset by favorable foreign exchange rates. This guidance continues to include an approximate $0.20 per fully diluted share negative impact related to expected wholesale door closings, certain expenses related to the Company’s ERP implementation, and severance costs to be paid as part of the Company’s previously announced Movado brand strategy. In fiscal 2008, the Company reported adjusted diluted earnings per share of $1.71, which excludes the aforementioned net tax benefit and the accrual for product returns.

The Company’s management will host a conference call today, March 27th at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and LACOSTE watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release and management believes they present information regarding the Company that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

The Company is presenting net sales and gross margin excluding excess discontinued product sales and a one-time accrual for product returns associated with the new Movado brand strategy because the Company believes that it is useful to investors to eliminate the effect of these unusual items in order to improve the comparability of the Company’s results for the periods presented.

The Company is also presenting adjusted operating profit, which is operating profit excluding the impact of the product return accrual, an accounts receivable adjustment due to a change in estimate and an out-of period foreign exchange adjustment. The Company is also presenting adjusted net income (and associated per share measures) which is net income excluding the diluted impact of the product return accrual, an accounts receivable adjustment due to a change in estimate, an out-of-period foreign exchange adjustment, a tax settlement with the IRS, the further utilization of NOLs from the Ebel acquisition and a gain on a sale of artwork. Management believes that presenting adjusted diluted earnings per share is useful for investors because it improves comparability of results for the periods presented by eliminating items that affect those line items that are not expected to recur, although such items may, in fact, recur in the future.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement the new Movado brand strategy, the ability of the new Movado brand strategy to improve the Company’s net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company’s ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange

Commission. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

(Tables to follow)

MOVADO GROUP, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Net sales	$138,567	$142,261	$559,550	$532,865
Cost of sales	56,770	55,322	222,868	209,922
Gross profit	81,797	86,939	336,682	322,943
Selling, general and administrative expenses	78,618	71,907	285,905	270,624
Operating profit	3,179	15,032	50,777	52,319
Other income, net	-	973	-	1,347
Interest expense	(801)	(936)	(3,472)	(3,785)
Interest income	1,293	1,020	4,666	3,280
Income before income taxes and minority interest	3,671	16,089	51,971	53,161
(Benefit) / provision for income tax	(16,162)	1,841	(9,471)	2,890
Minority interest	220	199	637	133
Net income	$19,613	$14,049	$60,805	$50,138

Net income per diluted share	$0.72	$0.52	$2.23	$1.87
Number of shares outstanding	27,201	27,012	27,293	26,794

MOVADO GROUP, INC.

Reconciliation tables

(in thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Operating profit (GAAP)	$3,179	$15,032	$50,777	$52,319
Returns reserve provision (1)	11,000	-	11,000	-
A/R reserve adjustment (2)	-	-	-	6,000
Out-of-period FX adjustment (3)	-	-	-	(2,211)
Adjusted operating profit (non-GAAP)	$14,179	$15,032	$61,777	$56,108

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Net income (GAAP)	$19,613	$14,049	$60,805	$50,138
Returns reserve provision (1)	6,600	-	6,600	-
A/R reserve adjustment (2)	-	-	-	3,706
Out-of-period FX adjustment (3)	-	-	-	(1,729)
Sale of assets (4)	-	(524)	-	(524)
Tax adjustments (5)	(15,430)	(2,158)	(20,814)	(10,385)
Adjusted net income (Non-GAAP)	$10,783	$11,367	$46,591	$41,206

Number of shares outstanding	27,201	27,012	27,293	26,794
Adjusted net income per share (non-GAAP)	$0.40	$0.42	$1.71	$1.54

___________________

(1)

Non-cash charge to sales returns reserve due to closing of certain wholesale doors in the U.S. The reserve represented a $15.0 million reduction in net sales with a related $11.0 million reduction in operating profit.

(2)	Non-cash charge to accounts receivable reserve due to a change in estimate.

(3)	One-time benefit recorded for an out-of-period adjustment related to foreign currency.

(4)	Gain on sale of a non-operating asset.

(5)

To present financials at a consistent 25% effective tax rate for both periods. Actual taxes in both periods reflect the utilization of net operating loss tax carryforwards and lower effective tax rates. Fiscal 2008 actual taxes also include a favorable settlement of an IRS audit.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	January 31, 2008	January 31, 2007
ASSETS
Cash and cash equivalents	$169,551	$133,011
Trade receivables, net	94,328	111,417
Inventories	205,129	193,342
Other current assets	50,317	35,109
Total current assets	519,325	472,879

Property, plant and equipment, net	68,513	56,823
Deferred income taxes	20,024	12,091
Other non-current assets	38,354	35,825
Total assets	$646,216	$577,618

LIABILITIES AND EQUITY
Current portion of long-term debt	$10,000	$5,000
Accounts payable	38,397	32,901
Accrued liabilities	42,770	45,610
Deferred and current taxes payable	8,526	5,946
Total current liabilities	99,693	89,457

Long-term debt	50,895	75,196
Deferred and non-current income taxes	6,363	11,054
Other liabilities	24,205	23,087
Minority interest	1,865	443
Shareholders’ equity	463,195	378,381
Total liabilities and equity	$646,216	$577,618

Impact of adoption of FIN 48:

As a result of the adoption of FIN 48, the Company recorded a reduction to the February 1, 2007 retained earnings in the amount of $7.7 million representing the cumulative effect of the adoption.